EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MACROSOLVE, INC.

TO:	THE SECRETARY OF STATE OF OKLAHOMA
State Capitol Building Oklahoma City, Oklahoma 73105

The undersigned, MacroSolve, Inc., an Oklahoma corporation (the "Corporation"), for the purpose of amending its Second Amended and Restated Certificate of Incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby states as follows:

1.  The name of the Corporation is MacroSolve, Inc.

2.  The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Oklahoma was January 17, 1997.  Thereafter, the Certificate of Incorporation was amended by the Corporation's Amended and Restated Certificate of Incorporation filed on February 18, 1999, and the Second Amended and Restated Certificate of Incorporation filed on June 14, 2002.

3.  Article 5 is deleted in its entirety and the following new Section 5 shall be inserted therefor:

"5.           Capitalization.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000, of which 100,000,000 shares shall be common stock with a par value of $.01 per share (the "Common Stock"), and 10,000,000 shares shall be preferred stock with a par value of $.01 per share (the "Preferred Stock").

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Section 5, to provide for the issuance of the shares of Preferred Stock in classes or series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such class or series of Preferred Stock, and to fix the designation, powers, preferences and rights of the shares of each such class or series of Preferred Stock and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each class or series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)	The number of shares constituting that class or series and the distinctive designation of that class or series;

(2)
The dividend rate, if any, on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

(3)	Whether that class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)
Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)
Whether or not the shares of that class or series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(7)
The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(8)	Any other relative rights, preferences and limitations of that class or series."

4.  All other provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, not amended hereby shall remain in full force and effect.

5.  This Amendment to the Second Amended and Restated Certificate of Incorporation was set forth in a resolution duly adopted by the Board of Directors, which declared the adoption of the Amendment to be advisable and calling a meeting of the shareholders of the Corporation entitled to vote thereon.

6.  Thereafter, pursuant to the resolution of the Corporation's Board of Directors, a memorandum of action of the holders of a majority of the outstanding shares of capital stock of the Corporation in lieu of special meeting of shareholders was duly signed and the necessary number of shares as required by statute were voted in favor of the Amendment.

IN WITNESS WHEREOF, MacroSolve, Inc., has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 17th day of March, 2008.

MACROSOLVE, INC.
ATTEST:

/s/ James W. Dutton	By:	/s/ Clint H. Parr
James W. Dutton, Secretary		Clint H. Parr, President

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